EXHIBIT 11

                      CINCINNATI MILACRON INC. AND SUBSIDIARIES
                          COMPUTATION OF EARNINGS PER SHARE
                                     (UNAUDITED)

                                         (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                            16 WEEKS ENDED         40 WEEKS ENDED
                                         -------------------     ------------------
                                          OCT. 7,     OCT. 8,     OCT. 7,    OCT. 8,
                                           1995        1994        1995       1994
                                         -------     -------     -------    -------

Net earnings . . . . . . . . . . . . .   $16,044     $11,890     $37,444    $24,753
Less preferred dividends . . . . . . .       (60)        (60)       (180)      (180)
                                         -------     -------     -------    -------
  Net earnings available
    to common shareholders . . . . . .   $15,984     $11,830     $37,264    $24,573
                                         =======     =======     =======    =======

Primary
  Average number of shares
    outstanding. . . . . . . . . . . .    34,184      33,656      33,962     33,615
  Add dilutive effect of
    stock options based on
    treasury stock method. . . . . . .       796         384         616        402
                                         -------     -------     -------    -------
    Total. . . . . . . . . . . . . . .    34,980      34,040      34,578     34,017
                                         =======     =======     =======    =======
       Per share amount. . . . . . . .   $   .46     $   .35     $  1.08    $   .72
                                         =======     =======     =======    =======

Fully diluted
  Average number of shares
    outstanding. . . . . . . . . . . .    34,184      33,656      33,962     33,615
  Add dilutive effect of stock
    options based on treasury
    stock method . . . . . . . . . . .       796         510         656        465
                                         -------     -------     -------    -------
    Total. . . . . . . . . . . . . . .    34,980      34,166      34,618     34,080
                                         =======     =======     =======    =======
       Per share amount. . . . . . . .   $   .46     $   .35     $  1.08    $   .72
                                         =======     =======     =======    =======



Note: This computation is required by Regulation S-K, Item 601, and is filed as an exhibit under Item 6 of Form 10-Q.